Beryl Zyskind
150 East 56th Street, Apt. 7A
New York, NY 10022

October 11, 2004

iBIZ Technology Corp.
2238 W. Lone Cactus Drive
Phoenix, AZ 85027

Gentlemen:

This letter (this “Letter Agreement”) shall confirm the understanding and agreement by and between Beryl Zyskind (“Zyskind”) and iBIZ Technology Corp., a Florida corporation (“iBIZ”; Zyskind and iBIZ shall be collectively referred to as the “Parties”) with respect to the offering of forty-one million six hundred sixty-six six hundred sixty-seven shares (41,666,667) shares (the “Shares”) of restricted common stock, par value $.001 of iBIZ (“Common Stock”) in exchange for an investment of fifty thousand ($50,000) dollars (the “Investment”).

The Parties intend to negotiate a future agreement (the “Future Agreement”) which shall set forth the understanding and agreement by and between the Parties, with respect to a contemplated investment by Zyskind in of one million four hundred fifty thousand ($1,450,000) dollars (the “Future Investment”) in exchange for shares of Common Stock. Zyskind shall not be obligated to invest any portion of the Future Investment unless and until the Parties have entered into the Future Agreement. If the Future Agreement is not entered into, Zyskind’s sole obligation shall be to make the Investment.

The understanding and agreement by and between the Parties with respect to the Investment are as set forth below:

1.  Zyskind or his designees shall, upon the execution of this Letter Agreement, invest fifty thousand ($50,000) dollars in exchange for the Shares at a purchase price of $.0012 per share. The Shares shall be registered pursuant to the terms of Article “3” of this Letter Agreement. iBIZ agrees that Zyskind and/or his designees shall receive the Shares with respect to the Investment within ten (10) business days after iBIZ receives the Investment.

2.  If Zyskind and/or his designees do not receive the Shares within said ten (10) business day period, iBIZ shall issue to Zyskind and/or his designees for each business day that the Shares are late, such number of shares as shall be equal to one (1%) percent of the of the Shares purchased by Zyskind and/or his designees. For example, if the Shares are received by Zyskind on the second (2nd) business day after the ten (10) business day period, iBIZ shall issue to Zyskind an additional eight hundred thirty-three thousand three hundred thirty-three shares (833,333) shares of restricted Common Stock (determined by (i) multiplying 41,666,667 by 1% and (ii) multiplying the product of (i) by 2).

3.  iBIZ agrees that it shall file at its expense a registration statement with respect to the Shares and any other shares issued pursuant to the terms of this Letter Agreement with the Securities and Exchange Commissions (“SEC”) within fifteen (15) business days after the filing of the Form 10QSB for the fiscal period ended July 31, 2004 which shall be filed by no later than October 31, 2004. The Shares and any other shares issued pursuant to the terms of this Letter Agreement shall be registered using Form 10SB or such other form as may be appropriate to register said shares.

iBIZ shall use its best efforts to ensure that the registration statement is effective within ninety (90) days after it has filed said registration statement with the SEC. If the registration statement is not effective within said ninety (90) day period, iBIZ shall issue to Zyskind and/or his designees for every thirty (30) days that the registration statement is not effective after the ninety (90) day period such number of shares of restricted Common Stock as shall be equal to five (5%) percent of the Shares owned by Zyskind and/or his designees at such time. For example, if Zyskind owns 41,666,667 shares and the registration statement becomes effective one hundred fifty (150) days after it was filed with the SEC, then iBIZ shall issue to Zyskind an additional four million one hundred sixty-six thousand six hundred sixty-seven (4,166,667) shares of restricted Common Stock (determined by (i) multiplying 41,166,667 by 5% and (ii) multiplying the product of (i) by 2 (determined by (i) subtracting 90 from 150 and (ii) by dividing 60 (the difference) by 30)). As a further example, if the registration statement becomes effective forty-five (45) days after it has been filed with the SEC, then iBIZ shall not owe Zyskind and/or his designees any shares of restricted Common Stock.

This Letter Agreement contains the entire agreement between the Parties and supersedes all prior agreements and understandings. This Letter Agreement may not be altered, changed or modified, except by a written instrument signed by each of the Parties to this Letter Agreement. The validity, interpretation, and performance of this Letter Agreement shall be controlled by and construed under and in accordance with the laws of the State of New York without giving effect to conflict of laws. The Parties hereby consent to and submit to personal jurisdiction over each of them by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested. This Letter Agreement shall be binding upon each of the Parties to this Letter Agreement, and upon their respective successors and assigns.

If this Letter Agreement accurately reflects our agreement, please sign where indicated below.

Sincerely,

/s/ Beryl Zyskind
Beryl Zyskind

Agreed and Accepted:

iBIZ Technology Corp.

By: /s/ Kenneth Schilling__________________
Name: Kenneth Schilling Title: President and CEO

/s/ Kenneth Schilling ____________________
Ken Schilling

/s/ Mark Perkins_________________________
Mark Perkins